BARNES GROUP INC.
DIRECTORS’ DEFERRED COMPENSATION PLAN
as amended and restated on December 31, 2008

Section 1: Establishment of Plan

The Barnes Group Inc. Directors’ Deferred Compensation Plan (the “Plan”) provides a means whereby non-employee Directors of the Company may defer receipt of all or a portion of the compensation they earn in their capacity as a Director of the Company. The Plan was originally effective December 1, 1987, and was amended and restated effective July 19, 1996. In accordance with Treasury Regulation section 1.409A-1(i), the Plan was further amended on December 31, 2007 to adopt an alternative method of identifying the service providers who will be subject to the six-month delay imposed by Section 409A(a)(2)(B)(i) of the Code, and to adopt January 1 as the “specified employee effective date” within the meaning of Treasury Regulation section 1.409A-1(i)(4). The Plan was further amended and restated on December 31, 2008 to reflect Section 409A of the Code and the Treasury Regulations and official guidance thereunder. If and to the extent that any Compensation deferred by a Participant before December 31, 2008 under the Plan as in effect before its amendment and restatement on December 31, 2008, and earnings on such deferred Compensation (including earnings that accrued before or that accrue after December 31, 2008), are “grandfathered” from
Section 409A of the Code (i.e., are compensation to which Section 409A of the Code does not apply, according to Treasury Regulation section 1.409A-6), then on and after December 31, 2008 such deferred Compensation and earnings shall continue to be determined in accordance with, and be governed exclusively by, the provisions of the Plan as in effect before its amendment and restatement on December 31, 2008. Any Compensation deferred by a Participant before December 31, 2008 under the Plan as in effect before its amendment and restatement on December 31, 2008, and earnings on such deferred Compensation, that are not “grandfathered” from Section 409A of the Code, and any Compensation deferred by a Participant under the Plan on or after December 31, 2008, and earnings on such deferred Compensation, shall be determined in accordance with, and be governed exclusively by, the provisions of the Plan as amended and restated on December 31, 2008, which are set forth herein. For the avoidance of doubt, (a) any “non-grandfathered” amounts that are credited to a Participant’s Deferred Compensation Accounts immediately after the amendment and restatement of the Plan on December 31, 2008 shall be equal to the “non-grandfathered” amounts that were credited to the Participant’s Deferred Compensation Accounts immediately before the amendment and restatement of the Plan on December 31, 2008, and (b) on and after December 31, 2008 no “non-grandfathered” amounts shall be payable under, or may be deferred under, the provisions of the Plan as in effect before its amendment and restatement on December 31, 2008.

The Plan as amended and restated on December 31, 2008 is effective on that date. However, any provision of the Plan to the contrary notwithstanding, if any provision of the Plan as so amended and restated would change the time or form of payment of any amount that is payable under the Plan, such provision shall “apply only to amounts that would not otherwise be payable in 2008” within the meaning of paragraph .02 of §3 of Notice 2006-79 as modified by Section 3.01(B)(1) of Notice 2007-86, and shall be administered, interpreted and construed accordingly.

Section 2: Definitions

When used in this Plan, the following terms shall have the definitions set forth in this section:

2.1
“Beneficiary” means the beneficiary designated by a Participant most recently on an election form filed under the Plan before his or her death or, if no such beneficiary has been designated or if the beneficiary designated by the Participant most recently before his or her death does not survive the Participant on the payment date in question, the “Beneficiary” means the Participant’s estate.

2.2	“Board of Directors” shall mean the Board of Directors of Barnes Group Inc.

2.3	“Code” means the Internal Revenue Code of 1986 as amended and in effect from time to time.

2.4	“Common Stock” shall mean the common stock, par value $0.01 per share, of the Company.

2.5	“Common Stock Unit” shall mean a unit representing one share of Common Stock.

2.6	“Company” shall mean Barnes Group Inc.

2.7
“Compensation” shall mean retainer fees earned for service as a Director of the Company, and meeting attendance fees earned for attending meetings of the Board of Directors or any of its committees. For years before 2006 only, “Compensation” also shall mean amounts payable to a Director pursuant to Section 5 of the Barnes Group Inc. Non-Employee Director Deferred Stock Plan.

2.8	“Compensation Committee” shall mean the Compensation and Management Development Committee of the Board of Directors.

2.9	“Deferred Compensation Accounts” shall mean, collectively, the Deferred Compensation Interest-Bearing Account and the Deferred Compensation Phantom Stock Account.

2.10	“Deferred Compensation Interest-Bearing Account” shall mean the bookkeeping account which is credited with deferred Compensation pursuant to Section 4.

2.11	“Deferred Compensation Phantom Stock Account” shall mean the bookkeeping account which is credited with deferred Compensation pursuant to Section 5.

2.12	“Director” shall mean a member of the Board of Directors who is not employed by the Company.

2.13
“Fair Market Value” on a specified day shall mean the closing price of the Common Stock as reported on the New York Stock Exchange, or if no sale of the Common Stock was so reported on that date, on the next preceding day on which there was such a sale.

2.14	“Participant” shall mean a Director who elects to defer Compensation under the Plan pursuant to the procedures set forth in Section 3.

2.15	“Retirement” shall mean the date on which a Director has a Separation from Service for any reason whatsoever.

2.16
“Separation from Service” shall mean a “separation from service with the service recipient” within the meaning of Treasury Regulation section 1.409A-1(h)(2)(i), where the “service recipient” means Barnes Group Inc. and all corporations and trades or businesses with which Barnes Group Inc. would be considered a single employer under Section 414(b) or Section 414(c) of the Code (as determined in accordance with the first sentence of Treasury Regulation section 1.409A-1(h)(3)).

Section 3: Participation in the Plan

3.1
On or before December 31 of any calendar year, a Director may elect to defer all or a specified percentage of the Compensation for services to be performed in the succeeding calendar year that, but for such election, would be paid in the succeeding calendar year or thereafter. Such election shall be made by filing an election form with the Secretary of the Company in substantially the form attached hereto as Exhibit A. Any such election shall become irrevocable at 5:00 P.M. on December 31 of the calendar year in which it is filed, with respect to the Participant’s Compensation for services to be performed in the succeeding calendar year. Any such election to defer shall also apply to (and be irrevocable with respect to) Compensation for services to be performed in succeeding calendar years except for calendar years that follow the calendar year in which the Participant files a new election in substantially the form attached hereto as Exhibit A or a written revocation of the election with the Secretary of the Company in accordance with the Plan, which new election or written revocation becomes irrevocable pursuant to this Section 3.1. Any such new election or written revocation of an election (i) shall become irrevocable at 5:00 P.M. on December 31 of the calendar year in which it is filed, with respect to Compensation for services to be performed in the succeeding calendar year, and (ii) shall not apply to Compensation for services performed in the calendar year in which such new election or written revocation of an election is filed with the Secretary of the Company or in any earlier calendar year or to any earnings on any such Compensation. Any election referred to in this Section 3.1 may be changed or revoked before it becomes irrevocable. Any such written revocation of an election shall be made by filing a notice with the Secretary of the Company in such form as the Secretary may prescribe, and may itself be revoked by the same means before it becomes irrevocable. Whether Compensation is for services performed in a year shall be determined in accordance with Treasury Regulation section 1.409A-2, including without limitation Treasury Regulation section 1.409A-2(a)(13).

3.2
In the case of the first year in which a Director becomes a member of the Board of Directors, the Director may make an initial deferral election within 30 days after the date the Director becomes a member of the Board of Directors, with respect to Compensation to be paid for services to be performed after the election. Such election shall be made by filing an election form with the Secretary of the Company in substantially the form attached hereto as Exhibit B. Any such election shall become irrevocable on the date during such 30 day period on which it is filed with the Secretary of the Company, with respect to Compensation to be paid in the same calendar year or thereafter for services to be performed in such calendar year and after the election. At 5:00 P.M. on December 31 of such calendar year and of each calendar year thereafter, such election to defer shall also apply to (and become irrevocable with respect to) Compensation for services to be performed in the succeeding calendar year unless (a) on or before the December 31 in question the Participant files a new election or a written revocation of the election with the Secretary of the Company in accordance with the Plan, and (b) such new election or written revocation becomes irrevocable pursuant to the next sentence. Any such new election or written revocation of an election (i) shall become irrevocable at 5:00 P.M. on December 31 of the calendar year in which it is filed with the Secretary of the Company, with respect to Compensation for services to be performed in the succeeding calendar year, and (ii) shall not apply to Compensation for services performed in the calendar year in which such new election or written revocation of an election is filed with the Secretary of the Company or in any earlier calendar year or to any earnings on any such Compensation. Any such new election shall be made by filing an election form with the Secretary of the Company in substantially the form attached hereto as Exhibit A, and may be changed or revoked before it becomes irrevocable in accordance with the preceding sentence. Any such written revocation of an election shall be made by filing a notice with the Secretary of the Company in such form as the Secretary may prescribe, and may itself be revoked by the same means before it becomes irrevocable.

3.3	At the time a Director elects to defer Compensation under the Plan, such Director may elect that deferred Compensation be credited to either
(a)    the Deferred Compensation Interest-Bearing Account, (b) the Deferred Compensation Phantom Stock Account, or (c) a combination of the foregoing. In the absence of an effective election to the contrary, Compensation that is deferred under the Plan shall be credited to the Deferred Compensation Phantom Stock Account.

of business on the December 31 on which they became irrevocable, and shall also apply during succeeding calendar years in accordance with the preceding sentence of this Section 3.4(c). Any change in allocation instructions referred to in this Section 3.4(c) may be changed or revoked before they become irrevocable in accordance with the preceding provisions of this Section 3.4(c). No change in allocation instructions may change the time or form of payment of any amount deferred under the Plan.

3.5	The foregoing provisions of this Section 3 shall be administered, interpreted and construed in accordance with the applicable provisions of Treasury Regulation section 1.409A-2(a).

Section 4: Deferred Compensation Interest- Bearing Account

4.1
The Company shall establish a bookkeeping account on behalf of each Participant who elects to defer Compensation to the Deferred Compensation Interest-Bearing Account. This account shall be credited with an amount equal to that portion of the Participant’s deferred Compensation that the Participant elects to defer under this Section 4 at such times as the Compensation subject to such deferral would otherwise have been paid. The Company shall not be required to segregate or earmark assets with respect to such account and Participants shall have no interest in any specific asset as a result of the creation of such account.

4.2
Interest will be credited quarterly on the unpaid amount standing to any Participant’s credit in the Deferred Compensation Interest-Bearing Account at the end of each quarter. The interest rate shall be the rate of interest for prime commercial loans of 90-day maturities charged by Bank of America, N.A. on the first business day of such quarter.

Section 5: Deferred Compensation Phantom Stock Account

5.1
The Company shall establish a bookkeeping account on behalf of each Participant who elects to defer Compensation to the Deferred Compensation Phantom Stock Account. At such times as the Compensation subject to such deferral would otherwise have been paid, the Deferred Compensation Phantom Stock Account shall be credited with a number of Common Stock Units (including fractional Common Stock Units) equal to (a) that portion of the Participant’s Deferred Compensation that the Participant elects to defer under this Section 5, divided by (b) the Fair Market Value of the Common Stock on the date such Compensation would otherwise have been paid. The Company shall not be required to segregate or earmark Common Stock with respect to such account and Participants shall have no interest in any specific asset as a result of the creation of such account.

5.2	Each Common Stock Unit shall be credited with dividend equivalents based on the value of any dividends which would have been paid to the Participant if he or she had owned a number of shares of Common Stock equal to the number of his or her Common Stock Units. Such dividend equivalents shall be converted into additional Common Stock Units for the Participant based upon the Fair Market Value of shares of Common Stock on the date on which such dividend is paid.

5.3
In the event of any recapitalization, merger, consolidation, stock split or other significant corporate event affecting the Common Stock, the Common Stock Units credited to a Participant’s Deferred Compensation Phantom Stock Account shall be equitably adjusted to reflect such event. No adjustment may be made pursuant to this Section 5.3 that would prevent any amount payable hereunder from being “objectively determinable” within the meaning of Treasury Regulation section 1.409A-3(i)(1).

5.4	Payments from the Deferred Compensation Phantom Stock Account shall be made only in cash, and only in accordance with Section 6 hereof.

Section 6: Payments

6.1
Payments from the amount standing to the Participant’s credit in his or her Deferred Compensation Accounts shall be made due to the first to occur of the Participant’s Retirement or the death of the Participant. If the first to occur is the Participant’s Retirement, payments shall begin on the first day of the month following the Participant’s Retirement; provided, however, that if Retirement occurs prior to the Participant’s 60th birthday, said payments shall commence on the first day of the month following the Participant’s 60th birthday. In the event of the death of a Participant while he or she is a Director, then notwithstanding the foregoing provisions of this Section 6.1 payment shall be made in accordance with Section 6.4.

6.2
Subject to Section 6.3 hereof, payments due to Retirement shall be made in a lump sum or in 60 or 120 monthly installments or in 5 or 10 annual installments, as elected by the Participant in the election form pursuant to which the Compensation in question was deferred. In the absence of an effective election to the contrary, payment due to Retirement shall be made in a lump sum. Where monthly or annual installments were elected, (a) such installments shall be paid at monthly or annual intervals after the initial payment date determined in accordance with Section 6.1, and (b) the amount of any installment shall be determined by dividing the amount credited to the Participant in respect of the Compensation in question as of the day before the installment is to be paid (including any appreciation or depreciation on such Compensation in the Deferred Compensation Interest-Bearing Account and the Deferred Compensation Phantom Stock Account, as applicable), by the number of installments remaining to be paid as of that same day. For example, if as of the day before an installment is to be paid the amount credited to the Participant is $5,000, and 5 installments remain to be paid as of that day, the amount of the installment to be paid on the next day is $1,000. If at Retirement a Participant who elected installment payments has amounts credited to the Deferred Compensation Interest-Bearing Account and the Deferred Compensation Phantom Stock Account, such installments shall be paid in proportionate amounts simultaneously from both such accounts. For example, if the amount of an installment to be paid is $1,000, and 75% of the amount credited to the Participant in respect of the Compensation in question is credited to the Deferred Compensation Interest-Bearing Account and 25% is credited to the Deferred Compensation Phantom Stock Account, then the Participant shall be paid $750 of the installment from the Deferred Compensation Interest-Bearing Account and
$250 from the Deferred Compensation Phantom Stock Account. Amounts paid which relate to a Participant’s Deferred Compensation Phantom Stock Account shall be based upon the Fair Market Value of the Common Stock on the date preceding the date of payment.

6.3
If a Participant dies after Retirement and prior to receiving payment of the full amount credited to his or her Deferred Compensation Accounts, then, notwithstanding the Participant’s election pursuant to Section 6.2, any installments that would have been paid to the Participant in the calendar year in which death occurs if the Participant had lived shall be paid to the Participant’s Beneficiary at the time or times they would have been paid to the Participant, and the remaining balance shall be paid to the Beneficiary in a lump sum on a date in January of the calendar year following the calendar year in which the death of the Participant occurred, which date shall be determined by the Compensation Committee. The amount of such lump sum payment shall be based on the value of the deceased Participant’s Deferred Compensation Accounts on the day preceding the payment date.

6.4
In the event of the death of a Participant while he or she is a Director, the Participant’s Deferred Compensation Accounts shall be paid to the Participant’s Beneficiary in a lump sum on a date in the calendar year following the calendar year in which the death of the Participant occurred, which date shall be determined by the Compensation Committee. The amount of such lump sum payment shall be based on the value of the deceased Participant’s Deferred Compensation Accounts on the day preceding the payment date.

Section 7: Administration/Amendment

7.1	This Plan shall be administered by the Compensation Committee, whose interpretation of the Plan shall be binding on the Participants.

7.2
This Plan may be amended or terminated by the Board of Directors at any time; provided, however, that no such amendment or termination shall reduce or cancel any amount standing to a Participant’s credit in the Deferred Compensation Accounts prior to the effective date of such amendment or termination, and, provided further, that no such amendment or termination may accelerate or defer compensation except as permitted by Section 409A of the Code.

Section 8: Section 409A Provisions

8.1
Notwithstanding any provision of this Plan to the contrary, (a) no “distributions” (within the meaning of Treasury Regulation section 1.409A- 1(c)(3)(v)) of deferred compensation that is subject to Section 409A of the Code may be made pursuant to this Plan to a “specified employee” (within the meaning of Treasury Regulation section 1.409A-1(i)) (“Specified Employee”) due to a Separation from Service before the date that is six months after the date of such Specified Employee’s Separation from Service (or, if earlier than the end of the six month period, the date of his or her death); and (b) any distribution that, but for the preceding clause (a), would be made before the date that is six months after the date of the Specified Employee’s Separation from Service shall be paid on the first day of the seventh month following the date of his or her Separation from Service (or, if earlier, within 14 days after the date of his or her death). For the avoidance of doubt, the preceding sentence shall apply to any amount or benefit (and only to any amount or benefit) to be paid or provided pursuant to this Plan to which Code Section 409A(a)(2)(B)(i) (relating to Specified Employees) applies, and shall not apply to any amount or benefit to be paid or provided pursuant to this Plan if and to the extent that such amount or benefit is not subject to Section 409A of the Code for any reason.

8.2
If at any time during the 12-month period ending on any “specified employee identification date”, which shall be December 31, a person who participates in or has any legally binding right, contingent or otherwise, under this Plan (a “Plan Participant”), is in Salary Grade 20 or above or meets the requirements of Code Section 416(i)(1)(A)(ii) or (iii) (applied in accordance with the Treasury Regulations thereunder and disregarding Code Section 416(i)(5)), then the Plan Participant shall be treated as a Specified Employee for purposes of Section 8.1 above for the entire 12-month period beginning on the “specified employee effective date”, which shall be the January 1 that immediately follows such specified employee identification date, unless the Board of Directors or the Compensation Committee at any time prescribes a different method of identifying service providers who will be subject to the six month delay required by Section 409A(a)(2)(B)(i) of the Code (the “Six Month Delay”) in accordance with Treasury Regulation section 1.409A-1(i) or the transition rules and official guidance under Code Section 409A (a “Different Identification Method”) or elects a different specified employee identification date or specified employee effective date or makes any other election that may be made in accordance with Treasury Regulation section 1.409A-1(i) or the transition rules and official guidance under Code Section 409A (a “Different Election”), in which case whether the Plan Participant shall be treated as a Specified Employee shall be determined in accordance with any such Different Identification Method so prescribed and any such Different Election so made by the Board of Directors or the Compensation Committee. By participating or continuing to participate in this Plan or accepting any legally binding right under this Plan, the Plan Participant irrevocably (a) consents to any such Different Identification Method that the Board of Directors or Compensation Committee may prescribe at any time and any such Different Election that the Board of Directors or Compensation Committee may make at any time for purposes of identifying the service providers who will be subject to the Six Month Delay with respect to payments under this Plan, and (b) agrees that the Plan Participant’s consent to any such Different Identification Method or Different Election shall be as effective as if such Different Identification Method or Different Election were fully set forth herein, and (c) waives any right he or she may have to consent to the Different Identification Method or Different Election in question if for any reason the Plan Participant’s consent to such Different Identification Method or Different Election is not legally effective.

8.3
Any compensation that may be paid pursuant to this Plan is intended to comply with Section 409A of the Code, so that none of such compensation will be includible in any Plan Participant’s federal gross income pursuant to Section 409A(a)(1)(A) of the Code. This Plan shall be administered, interpreted and construed to carry out such intention, and any provision of this Plan that cannot be so administered, interpreted and construed shall to that extent be disregarded. However, the Company does not represent, warrant or guarantee that any compensation that may be paid or provided pursuant to this Plan will not be includible in any Plan Participant’s federal gross income pursuant to Section 409A(a)(1)(A) of the Code, nor does the Company make any other representation, warranty or guaranty to any Plan Participant as to the tax consequences of this Plan or of participation in this Plan.

*** 10